Exhibit F

LOCK-UP LETTER

September 10, 2012

RBC Capital Markets, LLC

Three World Financial Center
200 Vesey Street
New York, New York 10281

Ladies and Gentlemen:

The undersigned understands that RBC Capital Markets, LLC (“RBC Capital Markets”) proposes to enter into a Purchase Agreement (the “Purchase Agreement”) with Sanchez Energy Corporation, a Delaware corporation (the “Company”), providing for the offering (the “Offering”) by the several Initial Purchasers, including RBC Capital Markets (the “Initial Purchasers”), of shares of the Cumulative Perpetual Convertible Preferred Stock, Series A, par value $0.01 per share of the Company (the “Securities”).  The Securities will be convertible into shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”).

To induce the Initial Purchasers that may participate in the Offering to continue their efforts in connection with the Offering, the undersigned hereby agrees that, without the prior written consent of RBC Capital Markets, LLC on behalf of the Initial Purchasers, it will not, during the period commencing on the date hereof and ending 60 days after the date of the final offering memorandum relating to the Offering (the “Final Memorandum”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), by the undersigned or any other securities so owned convertible into or exercisable or exchangeable for Common Stock, including the Securities or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (a) transfers of shares of Common Stock or any security convertible into Common Stock as a bona fide gift, (b) distributions of shares of Common Stock or any security convertible into Common Stock to members, limited partners or stockholders of the undersigned, (c) dispositions to any trust for the direct or indirect benefit of the undersigned and/or the immediate family of the undersigned (provided that in the case of any transfer, distribution or disposition pursuant to clause (a), (b) or (c), (i) each donee, distributee or trust shall sign and deliver a lock-up letter substantially in the form of this letter and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Common Stock (without the reporting of a corresponding increase), shall be voluntarily made during the restricted period referred to in the foregoing sentence), (d) the pledge of any shares of Common Stock or other securities to secure loans to such persons or entities in connection with any financing transaction to which such persons or entities are parties (provided that such shares of Common Stock or other securities may not be sold or disposed of in connection with the exercise by the lender of any remedies as a secured party until the expiration of the 60-day restricted period), (e) in connection with the vesting of any shares of Common Stock or other securities issued under restricted stock awards or the exercise of options (provided that any such securities received upon exercise shall be subject to the provisions of this letter for the remainder of the 60-day restricted period), or (f) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock, provided that such plan does not provide for the transfer of Common Stock during the 60-day restricted period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or voluntarily made by or on behalf of the undersigned or the Company.  For purposes of this paragraph, “immediate family” shall mean the undersigned and the spouse, any lineal descendent, father, mother, brother or sister of the undersigned.  In addition, the undersigned agrees that, without the prior written consent of RBC Capital Markets on behalf of the Initial Purchasers, it will not, during the period commencing on the date hereof and ending 60 days after the date of the Final Memorandum, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock, including the Securities. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the foregoing restrictions.

It is understood that the undersigned will be released from its obligations under this letter agreement if the Company notifies the undersigned that it does not intend to proceed with the Offering, if the Purchase Agreement (other than the provisions thereof that survive termination) shall terminate or be terminated prior to payment for and delivery of the Securities or if the Offering shall not have occurred by September 28, 2012.

The undersigned understands that the Company and the Initial Purchasers are relying upon this agreement in proceeding toward consummation of the Offering.  The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

Whether or not the Offering actually occurs depends on a number of factors, including market conditions.  Any Offering will only be made pursuant to a Purchase Agreement, the terms of which are subject to negotiation between the Company and the Initial Purchasers.

Very truly yours,

(Name)

(Address)

[Signature Page to Lock Up Letter]